UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Max Re House

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Max Re House
2 Front Street
Hamilton HM 11
Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 18, 2006

Notice is hereby given that the Annual General Meeting of Shareholders, which we refer to as the Meeting, of Max Re Capital Ltd., which we refer to as Max Re Capital, will be held at Max Re House, 2 Front Street, Hamilton HM 11, Bermuda, on September 18, 2006 at 11:00 a.m. local time, for the following purposes:

1.	To elect four Class 3 directors of Max Re Capital to serve until Max Re Capital’s annual general meeting of shareholders in 2009.

2.	To ratify the appointment of KPMG, Hamilton, Bermuda, as Max Re Capital’s independent auditors for 2006.

3.

To authorize the election of four Class 3 directors of Max Re Ltd., a wholly-owned subsidiary of Max Re Capital, which we refer to as Max Re, to serve until the annual general meeting of the shareholders of Max Re in 2009.

4	To authorize the ratification of the appointment of KPMG, Hamilton, Bermuda, as Max Re’s independent auditors for 2006.

5.	To act upon such other matters as may properly come before the Meeting or any adjournments thereof.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

Only shareholders of record, as shown by the transfer books of Max Re Capital, at the close of business on June 30, 2006 will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE SIGN THE ACCOMPANYING PROXY CARD EXACTLY AS YOUR NAME APPEARS ON YOUR SHARE CERTIFICATE(S). IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOUR SHARES WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED IN THE PROXY STATEMENT. IF NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED “FOR” ITEMS 1, 2, 3 AND 4 IN THE PROXY. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

By order of the Board of Directors,

Robert J. Cooney
Chairman of the Board

August 1, 2006
Hamilton, Bermuda

MAX RE CAPITAL LTD.
(a Bermuda company)

Max Re House
2 Front Street
Hamilton HM 11
Bermuda

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to “Max Re Capital,” “we,” “us,” “our” and similar expressions are references to Max Re Capital Ltd. Unless otherwise indicated or unless the context otherwise requires, references to “Max Re” are solely to our subsidiary Max Re Ltd., references to “Max Europe Holdings” are solely to our subsidiary Max Europe Holdings Limited, references to “Max Re Europe” are solely to our subsidiary Max Re Europe Limited, references to “Max Insurance Europe” are solely to our subsidiary Max Insurance Europe Limited, references to “Max Re Diversified” are solely to our subsidiary Max Re Diversified Strategies Ltd. and references to “Max Re Managers” are solely to our subsidiary Max Re Managers Ltd.

This Proxy Statement is furnished in connection with the solicitation by the board of directors of Max Re Capital of proxies for use at the Annual General Meeting of Shareholders of Max Re Capital, which we refer to as the Meeting, to be held at Max Re House, 2 Front Street, Hamilton HM 11, Bermuda, on September 18, 2006 at 11:00 a.m., local time, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. Max Re Capital’s Annual Report to shareholders for the fiscal year ended December 31, 2005, including financial statements, is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy. Additional copies of the Annual Report may be obtained, without charge, by writing to us at the address above.

This Proxy Statement and the accompanying Notice of Annual General Meeting of Shareholders and Proxy are first being mailed to shareholders on or about August 1, 2006.

VOTING SECURITIES AND VOTE REQUIRED

As of June 30, 2006, the record date for the determination of persons entitled to receive notice of and to vote at the Meeting, there were issued and outstanding 59,425,278 common shares, US$1.00 par value per share, of Max Re Capital. The common shares are our only class of equity securities outstanding and entitled to vote at the Meeting or any and all adjournments or postponements thereof.

Each common share held by a shareholder entitles such shareholder to one vote on each matter that is voted upon by poll at the Meeting or any adjournments thereof, subject to certain provisions of our bye-laws that reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in our bye-laws, 9.5% or more of the common shares to less than 9.5% of the total voting power of our capital stock unless otherwise waived at the discretion of our board of directors. In addition, our board of directors may limit a shareholder’s voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.5%, thereby requiring a corresponding reduction in such other shareholder’s voting power. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of common shares with reason to believe that it is a shareholder whose common shares constitute 9.5% or more of the voting power of Max Re Capital, each of which we refer to as a 9.5% Shareholder, contact us promptly so that we may determine whether the voting power of such holder’s common shares should be reduced. By submitting a proxy, a holder of common shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% Shareholder. The directors of Max Re

Capital are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of common shares, the names of persons having beneficial ownership of the shareholder’s common shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of common shares attributable to any person. The directors may disregard the votes attached to common shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the common shares of any shareholder to ensure that no person shall be a 9.5% Shareholder at any time.

The presence, in person or by proxy, of the holders of more than 50% of the issued and outstanding common shares as of June 30, 2006, the record date of the Meeting, is necessary to constitute a quorum at the Meeting. Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the common shares voting at the Meeting will be required to approve each of the matters to be voted upon at the Meeting.

With regard to any proposal, votes may be cast in favor of or against such proposal or a shareholder may abstain from voting on such proposal. Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and “broker non-votes” will be counted toward determining the presence of a quorum for the transaction of business.

SOLICITATION AND REVOCATION

PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD OF DIRECTORS. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. Such persons designated as proxies are officers of Max Re Capital. Any shareholder desiring to appoint another person to represent him or her at the Meeting may do so by inserting such person’s name in the blank space provided on the accompanying form of proxy and delivering an executed proxy to the Secretary of Max Re Capital at the address indicated above before the time of the Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

All common shares represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxy holder’s best judgment as to any other business as may properly come before the Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person should vote the shares in respect of which he or she is appointed proxy holder in accordance with the directions of the shareholder appointing him or her.

Proxies must be received by us not less than 24 hours prior to the holding of the Meeting. A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the Meeting by filing a written revocation with the Secretary of Max Re Capital at our address set forth above, by filing a duly executed proxy bearing a later date or by appearing in person and voting by ballot at the Meeting. A shareholder may vote his or her shares in person even if he or she has returned a proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS OF THE COMPANY

Four individuals are to be elected as Class 3 directors of Max Re Capital at the Meeting. Although the size of our board of directors is currently fixed at 12 directors, our board currently consists of 10 individuals, divided into three classes of approximately equal size: Class 1 (four directors), Class 2 (four directors) and Class 3 (two directors). There are currently two vacancies on the board that have not been filled. As provided in our bye-laws, the term of the Class 3 directors shall expire at the Meeting. The current Class 3 directors are Messrs. Zack H. Bacon III and James L. Zech, each of whom is a nominee for election as a Class 3 director at the Meeting, and our Nominating and Corporate Governance Committee recommends the election of Messrs. George Lawton Estes III and William Kronenberg III to fill the Class 3 vacancies. If elected, the term of each nominee will expire at our annual general meeting of shareholders in 2009. Our board of directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of Max Re Capital if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the board of directors may propose. The board of directors unanimously recommends that you vote FOR the election of each of the nominees.

Set forth below is biographical information concerning each nominee for election as a director of Max Re Capital and each person who is continuing as a director of Max Re Capital, including each such individual’s principal occupation and the period during which such person has served as a director of Max Re Capital. Information about share ownership of each of the nominees can be found in the section titled Security Ownership of Certain Beneficial Owners, Officers and Directors below.

NOMINEES FOR DIRECTOR OF MAX RE CAPITAL WHOSE TERMS, IF ELECTED, WILL EXPIRE IN 2009:

Zack H. Bacon III, 53, has served as a director of Max Re Capital and Max Re since their formation in July 1999 and also serves as Deputy Chairman of Max Re Capital and Max Re. Since 2003, Mr. Bacon has served as the Chief Executive Officer, Chief Investment Officer and Managing Director of Alstra Capital Management, LLC, which we refer to as Alstra, our fund of funds advisor. From October 1998 to September 2005, Mr. Bacon was a member of the Board of Directors and a Managing Director of each of Moore Capital Management, LLC, which we refer to as Moore Capital, and Moore Capital Advisors, L.L.C. Mr. Bacon was also a member of the Investment Advisory Committee of Moore Capital. From 1985 to 1998, Mr. Bacon ran his own asset management firm. From 1983 to 1985, Mr. Bacon managed the non-equity portfolio of Soros Fund Management Company. Prior to 1983, Mr. Bacon was a Vice President at Goldman, Sachs & Co.

George Lawton Estes III, 58, is a nominee for election as a director of Max Re Capital and Max Re. Until 2005, Mr. Estes was Chairman and Chief Executive Officer of Discover Re Managers Inc. since founding the company in 1989 and was its President from 1999. Mr. Estes guided Discover Re Managers Inc. through its initial venture capital funding in 1990, subsequent private placement offerings in 1991 and 1994 and acquisition by USF&G Corporation in 1995. Mr. Estes was also Chairman, President and Chief Executive Officer of Discover Reinsurance Company, a subsidiary of Discover Re Managers Inc., from 1999 to 2005. From 1999 to 2005, Mr. Estes was also an executive officer of The St. Paul Travelers Companies (formerly known as The St. Paul Companies, Inc.) following its purchase of USF&G Corporation. From 1978 to 1989, Mr. Estes held a number of underwriting and marketing positions at General Reinsurance Corporation and served as a member of General Reinsurance Corporation’s Underwriting Advisory Committee. Mr. Estes serves as Chairman of the Board of the Connecticut Historical Society and of Kingswood Oxford School and serves on the Board of Directors of the Williamstown Film Festival and the Hartford Stage Company.

William Kronenberg III, 54, is a nominee for election as a director of Max Re Capital and Max Re. Since 2004, Mr. Kronenberg has been the Chief Executive Officer and principal owner of Professional Underwriters, a program administrator specializing in insurance for the public entity market segment. Since 2002, Mr. Kronenberg has also been a principal of Marsh Creek Corporate Services, a professional services company. From 1999 to 2002, Mr. Kronenberg was Chief Executive Officer of XL Environmental, Inc. (formerly ECS), an XL Capital Ltd. company (NYSE: XL), and a director of XL America, Inc. From 1985 until its acquisition in 1999 by XL Capital, Mr. Kronenberg was owner, Chief Executive Officer and President of ECS, Inc., a company specializing in integrated environmental risk management solutions. Mr. Kronenberg also established ECS International, a London-based subsidiary and first environmental insurance underwriter in Europe. From 1975 to 1985, Mr. Kronenberg held several casualty-oriented underwriting positions with American International Group, concluding as the officer in charge of American International Group’s program unit. Mr. Kronenberg also serves on the board of directors of each of Camphill Soltane and the Stroud Water Research Center, both non-profit organizations. Mr. Kronenberg holds the designations of Certified Property and Casualty Underwriter (CPCU) and Certified Insurance Counselor (CIC).

James L. Zech, 49, has served as a director of Max Re Capital and Max Re since December 1999. He has been a principal and the President and Investment Manager of High Ridge Capital, L.L.C., which we refer to as High Ridge, since its formation in 1995. In addition, in 2005 he became a partner in Northaven Management, Inc., a private investment firm focused on the financial services industry. From 1992 to 1995, Mr. Zech was an investment banker at S.G. Warburg & Co., Inc., where he was responsible for forming the U.S. Insurance Group as part of Warburg’s worldwide financial institutions practice. From 1988 to 1992, Mr. Zech was a member of the Insurance Investment Banking Group of Donaldson, Lufkin & Jenrette Securities Corporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

DIRECTORS OF MAX RE CAPITAL WHOSE TERMS WILL EXPIRE IN 2007:

John R. Barber, 45, has served as a director of Max Re Capital and Max Re since March 2002. Since January 2002, Mr. Barber has been the Managing Partner of Citigroup Private Equity, a division of Citigroup Investments Inc., a subsidiary of Citigroup Inc. From September 2000 to January 2002, Mr. Barber was at Salomon Smith Barney Inc. as Co-Head of Citigroup Employee Fund of Funds and Salomon Smith Barney Capital Partners. From January 1995 to September 2000, Mr. Barber was Deputy Head of the Financial Entrepreneurs Group, a senior member of the Equity Capital Markets Group and a member of the Commitment Committee at Salomon Smith Barney Inc. Mr. Barber joined Salomon Smith Barney Inc. in 1995 as a Managing Director. Prior to 1995 he was Managing Director and Head of the Equity Capital Markets Group at Kidder Peabody & Co.

W. Marston Becker, 54, has served as a director of Max Re Capital and Max Re since April 2004. Mr. Becker currently is an advisor/consultant in the insurance industry and also Chairman and General Partner of West Virginia Media Holdings, which he co-founded in 2001. Since 2002, Mr. Becker has also been Chairman and Chief Executive Officer of the run-off for LaSalle Re Holdings Limited, a Bermuda insurance company. Since May 2006, Mr. Becker has served as a director of Beazley Group plc (BEZ.L). Mr. Becker was Chairman of the Board and Chief Executive Officer of Trenwick Group, Ltd., a Bermuda insurance company, from August 2002 until January 2005. In August 2003, Trenwick Group, Ltd. filed for protection under chapter 11 of the U.S. bankruptcy code. Mr. Becker was Chairman of Hales & Company, a banking firm specializing in insurance and financial services, from July 2000 until April 2005. From November 1999 to December 2000, Mr. Becker was Vice Chairman and a director of Royal & SunAlliance USA following their acquisition at Orion Capital Corporation, where from 1997 to 1999 Mr. Becker served as its Chairman of the Board and Chief Executive Officer and from 1994 to 1996 as President and Chief Executive Officer of its subsidiary. Mr. Becker is Chairman and a director of ICAT Holdings, LLC, an MGA specializing in property catastrophe insurance and a director of Selective Insurance Group, Inc. (Nasdaq: SIGI). He is also an Advisory Board member of the Conning Funds and American Securities Funds. Mr. Becker is licensed as a certified public accountant and an admitted attorney in West Virginia.

Robert J. Cooney, 52, has served as a director of Max Re Capital and Max Re since their formation in July 1999, as President and Chief Executive Officer of Max Re Capital and Max Re since September 1999 and as Chairman of Max Re Capital and Max Re since November 1999. Mr. Cooney has served as a director of Max Europe Holdings and Max Insurance Europe since June 2003, Max Re Diversified since October 2001, Grand Central Re Limited, which we refer to as Grand Central Re since May 2001, Max Re Managers since January 2001 and Max Re Europe since April 2000. From 1987 to 1999, Mr. Cooney held various senior management positions at XL Insurance Ltd., one of the principal insurance operating units of XL Capital Ltd. (NYSE: XL), a Bermuda-based, multi-line insurer. In 1998, Mr. Cooney became President and Chief Executive Officer of XL Insurance Ltd. and Executive Vice President of XL Capital Ltd. From 1995 to 1998, Mr. Cooney was President and Chief Operating Officer of XL Insurance Ltd. From 1983 to 1987, Mr. Cooney held various senior management positions at Trenwick Group, Inc., a U.S. based insurer and reinsurer, and its Bermuda-based subsidiary, Trenwick Services, Ltd., including the position of President of Trenwick Services, Ltd. From 1980 to 1983, Mr. Cooney was a partner at Wypich Illsley & Associates, a management consulting and executive search firm. Prior to 1980, Mr. Cooney was employed as a facultative underwriter at General Reinsurance Corp.

Mario P. Torsiello, 50, has served as a director of Max Re Capital and Max Re since March 2000. Since November 2001, Mr. Torsiello has been President and Chief Executive Officer of Torsiello Capital Advisors Inc. and Torsiello Capital Partners, LLC (and their predecessor companies), advisory and investment banking firms specializing in insurance, asset management and other financial services. From September 2000 to November 2001, Mr. Torsiello served as Managing Director and Head of North American Insurance Practice of Dresdner Kleinwort Wasserstein, Inc. (formerly known as Wasserstein Perella & Co. Inc.). From December 1999 to September 2000, Mr. Torsiello served as President and a director of INDC Group Inc., a California-based insurance company formed to offer a broad line of consumer orientated insurance products through the Internet. From 1987 to 1999, Mr. Torsiello was an investment banker at Salomon Smith Barney Inc., having served as Managing Director from 1995 and Co-Head of the Insurance Group from 1997 to 1999. Mr. Torsiello also served as a member of the firm’s Capital Commitments Committee from 1995 to 1999. Prior to joining Salomon Smith Barney, Mr. Torsiello was a Senior Manager in KPMG’s New York insurance accounting and audit services unit. Mr. Torsiello is a member of the Board of Advisors of Fordham College of Business Administration. Mr. Torsiello is licensed as a certified public accountant and as a reinsurance broker in the State of New York.

DIRECTORS OF MAX RE CAPITAL WHOSE TERMS WILL EXPIRE IN 2008:

William H. Heyman, 58, has served as a director of Max Re Capital and Max Re since May 2000. Mr. Heyman is Vice Chairman and Chief Investment Officer of The St. Paul Travelers Companies, a position he has held since May 2005. Since January, 2005, Mr. Heyman has been a member of the Board of Governors of the NASD. From May 2002 to May 2005, Mr. Heyman was Executive Vice President and Chief Investment Officer of The St. Paul Travelers Companies. From 2000 to March 2002, Mr. Heyman was Chairman of Citigroup Investments Inc., a subsidiary of Citigroup Inc. From 1995 until February 2001, Mr. Heyman held various positions with Citigroup Investments Inc., and its predecessor, Travelers Investment Group. Mr. Heyman also was Chief Executive Officer of Tribeca Investments, L.L.C., a Citigroup subsidiary (and member firm of the New York Stock Exchange), which conducted proprietary trading and investment activities, including merger arbitrage, convertible hedging (domestic and international) and distressed securities investing, as well as Chief Executive Officer of Tribeca Management, L.L.C., a registered investment advisor. From 1993 to 1995, Mr. Heyman was a managing director and head of the private investment department of Salomon Brothers Inc. From 1991 to 1993, Mr. Heyman served as the Director of the Division of Market Regulation of the U.S. Securities and Exchange Commission in Washington, D.C.

Willis T. King, Jr., 62, has served as a director of Max Re Capital and Max Re since September 1999. Mr. King is Chairman of First Protective Insurance Company, Lake Mary, Florida, a position he has held since March 1998. From June 1999 to November 2001, Mr. King was Chairman of the Board and Chief Executive Officer of Highlands Insurance Group. In October 2002, Highlands Insurance Group filed for protection under chapter 11 of the U.S. bankruptcy code. Mr. King has served as a director of SCPIE Holdings, Inc. (NYSE: SKP), a medical malpractice insurance company, since 1997. From 1997 to June 1999, Mr. King was a Vice Chairman of Guy Carpenter & Co. From 1984 to 1997, Mr. King held various positions at Willcox, Inc., including Chairman and Chief Executive Officer. From 1987 to 1997, Mr. King was a director of Johnson & Higgins, which was subsequently merged into Marsh & McLennan. Mr. King is a member of the Advisory Council, School of Public Health, The University of North Carolina, Chapel Hill.

Peter A. Minton, 48, has served as a director of Max Re Capital and Max Re since July 2004, and as Executive Vice President and Chief Risk Officer since February 2001. Mr. Minton joined Max Re Capital and Max Re in April 2000 as Senior Vice President and Chief Risk Officer. Mr. Minton has served as a director of Max Re Diversified since October 2001 and Max Europe Holdings, Max Re Europe and Max Insurance Europe since 2006. From 1999 to 2000, Mr. Minton was Managing Director and Head of Fixed Income Research for Scudder Kemper Investments. From 1996 to 1999, Mr. Minton was a Senior Vice President of Investments at General Reinsurance Company. From 1991 to 1996, Mr. Minton held the position of Principal and Head of Fixed Income Strategy at Morgan Stanley & Co. Incorporated. From 1984 to 1991, Mr. Minton was Vice President and Portfolio Manager at CMB Investment Counselors. Prior to joining CMB Investment Counselors, Mr. Minton was a tax planner in the Tax Department of Ernst & Whinney between 1981 and 1984.

Steven M. Skala, 50, has served as a director of Max Re Capital and Max Re since May 2000. Mr. Skala is Vice Chairman of Deutsche Bank, AG, Australia and New Zealand, a position he has held since September 2004. Mr. Skala was a solicitor and a partner of Arnold Bloch Leibler, Melbourne, Australia, from 1985 to 2004, and was a partner of Morris Fletcher & Cross, Brisbane, Australia from 1982 to 1985. Mr. Skala was appointed Chairman and a non-executive director of Hexima Limited in May 2002, and Live Events Wireless Pty Ltd in February 2003. In June 2004, Mr. Skala became a non-executive director of Film Australia Limited, and in September 2004 he became its Chairman. Mr. Skala serves as a non-executive director of Wilson HTM Limited, the Center for Independent Studies and the Australian Broadcasting Corporation. He is a Member of the International Council of the Museum of Modern Art (New York), Vice President of The Walter & Eliza Hall Institute for Medical Research and is also a non-executive director of the Australian Ballet, whose audit committee he chairs.

Executive Officers Who are Not Directors

Set forth below is biographical information concerning each executive officer who is not a director.

John P. Doucette, 40, has been an Executive Vice President of Max Re since February 2003 and President and Chief Underwriting Officer of the Property and Casualty Reinsurance Division of Max Re since February 2005. Mr. Doucette joined Max Re in January 2000 as Senior Vice President, Underwriter. From 1997 to 2000, Mr. Doucette held various pricing, structuring, underwriting and actuarial positions in the Swiss Re New Markets division of the Swiss Re Group in connection with that company’s alternative risk transfer and structured finance products. He was a consultant with

Tillinghast between 1989 and 1997, where he was involved in a number of actuarial, valuation and computer modeling projects in the United States, Europe and Bermuda. Mr. Doucette holds the professional designations of FCAS and MAAA.

Angelo M. Guagliano, 52, joined Max Re in January 2003 as an Executive Vice President, and has also been President and Chief Underwriting Officer of the Insurance Division of Max Re since March 2005. Mr. Guagliano held various management positions at XL Insurance (Bermuda) Ltd., including Executive Vice President, Country Manager and Chief Excess Liability Underwriter and Manager, from January 1995 to December 2002. From 1988 to 1995, Mr. Guagliano worked for Reliance National in New York in their E&S Primary Unit. From 1981 to 1988, Mr. Guagliano worked as a Casualty Facultative Underwriter for Prudential Reinsurance Corporation and as an Excess Liability Underwriter for the Royal Insurance Company. Mr. Guagliano began his underwriting career with Harford Insurance Company in 1979.

Keith S. Hynes, 53, has been an Executive Vice President and Chief Financial Officer of Max Re Capital and Max Re since September 1999. Mr. Hynes has been President of Grand Central Re since May 2001, a director of Max Europe Holdings and Max Insurance Europe since June 2003, a director of Max Re Diversified since October 2001, a director of Max Re Managers since January 2001 and a director of Max Re Europe since April 2000. From 1994 to 1999, Mr. Hynes held various senior management positions at RenaissanceRe Holdings, Ltd. (NYSE: RNR), a Bermuda reinsurer and insurer that he co-founded, and its subsidiaries. For RenaissanceRe Holdings, Ltd., Mr. Hynes acted as Executive Vice President – Primary Operations from 1997 to 1999 and Senior Vice President and Chief Financial Officer from 1994 to 1997. Prior to joining RenaissanceRe Holdings, Ltd., Mr. Hynes held various positions at Hartford Steam Boiler Inspection and Insurance Co., a Connecticut insurance company, from 1983 to 1994, including the position of Senior Vice President and Chief Financial Officer from 1992 to 1994. From 1978 to 1983, he held various positions at Aetna Life and Casualty Company. Mr. Hynes has served as a director of DaVinciRe Holdings Ltd. since 2001 and as a director of CRM Holdings Ltd. (NASDAQ: CRMH) since November 2005. In addition, Mr. Hynes holds the professional designation of CFA.

Composition, Meetings and Committees of the Board of Directors

Our board of directors currently has 10 members, the majority of whom the Board has affirmatively determined, by resolution of the board of directors as a whole, are not officers or employees of Max Re Capital or its subsidiaries or individuals having a relationship that, in our board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and are therefore considered “independent” in accordance with Nasdaq Global Select Market listing standards. The directors that our board has determined to be independent in accordance with the foregoing standards are Messrs. Becker, Heyman, King, Skala, Torsiello and Zech. The board has established five committees consisting of the Audit and Risk Management Committee, which we refer to as the ARMC; Compensation Committee; Executive Committee; Finance and Investment Committee; and Nominating and Corporate Governance Committee. The Board has adopted a charter for each of its committees, which are posted on our website at www.maxre.bm. The members of the committees are identified in the table below:

Director	Audit and Risk Management Committee	Compensation Committee	Executive Committee	Finance and Investment Committee	Nominating and Corporate Governance Committee

Zack H. Bacon, III			X	X
John R. Barber				X (Chairman)
W. Marston Becker	X				X
Robert J. Cooney			X (Chairman)	X
William H. Heyman	X (Chairman)		X
Willis T. King, Jr.		X (Chairman)			X
Peter A. Minton				X
Steven M. Skala		X			X
Mario P. Torsiello	X	X
James L. Zech	X				X (Chairman)

Meetings

The board and its committees held the following number of meetings during the fiscal year ended December 31, 2005:

Board of Directors	6
Audit and Risk Management Committee	5
Compensation Committee	5
Executive Committee	0
Finance and Investment Committee	4
Nominating and Corporate Governance Committee	2

Each of our directors attended in person, or by telephone from outside of the United States, at least 75% of the total number of meetings of the board and any committee on which he served. It is our policy that directors are expected to attend the annual general meeting of shareholders in the absence of a scheduling conflict or other valid reason. All of the eleven directors then in office attended in person, or by telephone from outside of the United States, the 2005 annual general meeting of shareholders held on April 28, 2005.

Audit and Risk Management Committee

The ARMC is composed entirely of non-management directors, each of whom the board of directors has determined is independent in accordance with Nasdaq Global Select Market listing standards and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The ARMC consists of Messrs. Heyman, Becker, Torsiello and Zech. The ARMC is governed by a written charter approved by our board of directors. The primary purpose of the ARMC is to assist the board of directors in fulfilling its responsibilities to oversee the participation of management in our financial reporting process and the role and responsibilities of our independent auditors. The ARMC is responsible for, among other things: (i) monitoring the integrity of the our financial statements; (ii) assessing our independent auditor’s qualifications, performance and independence, and in connection therewith, has the sole authority to appoint or replace our independent auditors; (iii) reviewing our internal audit process, including our internal controls and accounting systems; and (iv) overseeing our compliance with legal and regulatory requirements. Each of Messrs. Becker, Torsiello, and Zech have been designated as an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002. The charter of the Audit and Risk Management Committee is attached hereto as Exhibit A.

Compensation Committee

Our Compensation Committee consisted of Messrs. Cheng, King, Skala and Torsiello in 2005. Presently, the Compensation Committee consists of Messrs. King, Skala and Torsiello, each of whom our board has determined is independent in accordance with Nasdaq Global Select Market listing standards. The Compensation Committee reviews the performance and compensation of senior management, establishes overall employee compensation policies and recommends major compensation programs to our board of directors. Under our 2000 Stock Incentive Plan ,as amended, which we refer to as the Incentive Plan, our Compensation Committee has the authority to grant Awards (as defined in the Incentive Plan to include options, restricted shares, restricted share units, purchases, share awards or any other awards based on the value of our common shares). It also reviews and approves contractual employment and compensation arrangements with executive officers and other members of senior management and oversees the administration of our employee benefits and benefit plans.

Executive Committee

Our Executive Committee presently consists of Messrs. Bacon, Cooney and Heyman. Subject to certain limitations as set forth in the committee charter, during the intervals between meetings of our board, the Executive Committee may exercise the powers of the board to act upon any matters that, in the opinion of the Chairman of the board, should not be postponed until the next scheduled meeting of the board.

Finance and Investment Committee

Our Finance and Investment Committee consisted of Messrs. Bacon, Barber, Cheng, Cooney and Minton in 2005.

Presently, the Finance and Investment Committee consists of Messrs. Bacon, Barber, Cooney and Minton. The committee oversees our board’s responsibilities relating to our financial affairs and makes recommendations to the board in connection with our investment guidelines, investment asset allocations and financing activities. In addition, the Finance and Investment Committee reviews and makes recommendations regarding our dividend policy, share repurchase program, capital expenditure budgets and corporate acquisitions, divestitures and joint ventures.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed entirely of non-management directors, each of whom our board has determined is independent in accordance with Nasdaq Global Select Market listing standards. The Nominating and Corporate Governance Committee consists of Messrs. Zech, Becker, King and Skala. The Nominating and Corporate Governance Committee proposes to our board of directors for proposal to shareholders a slate of director nominees in connection with the election of directors. It also advises our board with respect to board procedures and committees, evaluates and makes recommendations with respect to the compensation of directors, oversees the evaluation of the board and develops, recommends and reviews our corporate governance guidelines.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at a shareholders’ meeting must submit a proposal as described under “Additional Information–Shareholder Proposals for Annual Meeting of Shareholders in 2007” and furnish certain information about the proposed nominee. Candidates must have a minimum of 10 years of executive level experience, but otherwise there are no minimum requirements for committee recommended nominees. The committee’s goal is to recommend individuals that have high ethical standards combined with the experience and expertise that, when added to the experience and expertise of the other members of our board of directors, will result in the board of directors as a whole having experience and expertise in the various areas within which our board of directors is called to operate. The shareholder submission should be addressed to the Secretary of Max Re Capital at the address that appears on the first page of this Proxy Statement. In 2005, the Nominating and Corporate Governance Committee retained an independent search firm to assist the committee in identifying qualified individuals as potential future director nominees.

Additional Committee Members

Additional committee members may be added from time to time. The composition of any or all committees may change, subject to the results of elections of directors at shareholders’ meetings or for other reasons. Additionally, we may from time to time form other committees as circumstances warrant. Such committees will have the authorities and responsibilities as delegated by our board.

Shareholder Communications

Max Re Capital has adopted a formal process by which shareholders may communicate directly to directors, in which any communication sent to a director or directors in care of the Secretary of Max Re Capital is forwarded to the specified director or directors. There is no screening process, other than to confirm that the sender is a shareholder, and all shareholder communications that are received by the Secretary of Max Re Capital for the attention of a director or directors are forwarded to the director or directors, with a copy to the chairman of the ARMC.

Compensation of Directors

Following the 2005 annual general meeting of shareholders, each non-employee director (except as otherwise provided below) received a $30,000 annual retainer, the ARMC chairman received a $7,000 retainer and each other committee chair received a $4,000 retainer. In addition, each non-employee director (except as otherwise provided below) received a $2,000 fee per board of directors or committee meeting attended and an additional $500 per committee meeting chaired.

Effective for meetings after February 10, 2006, following our annual general meeting, each non-employee director (except as otherwise provided below) receives a $30,000 annual retainer, the ARMC chairman receives a $10,000 retainer and each other committee chair receives a $5,000 retainer. In addition, each non-employee director (except as otherwise provided below) receives a $2,500 fee per board of directors or committee meeting attended.

Mr. Barber does not receive compensation and Mr. Cheng’s compensation was paid to Capital Z Investments, L.P., which we refer to as Cap Z. All directors are reimbursed for travel and all other expenses incurred in attending meetings of the board of directors or committees thereof, including expenses (which were not in excess of $10,000 per director in 2005) for accompanying family members to one meeting per year.

On the day after our annual general meeting each non-employee director, with the exception of Mr. Barber, is granted 2,000 restricted shares.

The compensation of the directors is reviewed annually and future grants to the non-employee directors will be made upon the recommendation of the Nominating and Corporate Governance Committee, subject to such conditions or restrictions, if any, that they or the Compensation Committee may determine.

Security Ownership of Certain Beneficial Owners, Officers and Directors

The following table sets forth information as of June 30, 2006 with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by (i) each person known by us to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding our common shares; (ii) each director and nominee for director; (iii) each Named Executive Officer; and (iv) all Named Executive Officers, directors and nominee directors as a group. As of June 30, 2006, there were 59,425,278 common shares issued and outstanding. For purposes of the following table and the footnotes thereto, the term “currently exercisable” means exercisable as of June 30, 2006 or within 60 days following such date.

	Beneficial Ownership as of June 30, 2006

Name and Address of Beneficial Owner (1)	Number of Common Shares		Percent of Class (2)

Capital Z Investments, L.P. (“Cap Z”) 54 Thompson Street New York, NY 10012 USA	5,539,058	(3)	9.0%

FRM Corp. (“FRM”) 82 Devonshire Street Boston, MA 02109 USA	2,963,859	(4)	5.0%

Louis Moore Bacon Moore Holdings, LLC (“Moore Holdings”) 1251 Avenue of the Americas, 53rd Floor New York, NY 10020 USA	11,078,119	(5)	17.4%

Entities affiliated with Moore Capital Management, LLC (other than Moore Holdings, LLC) 1251 Avenue of the Americas, 53rd Floor New York, NY 10020 USA	2,333,334	(6)	3.9%

T. Rowe Price Associates, Inc. (“Price Associates”) 100 East Pratt Street Baltimore, MD 21202 USA	3,184,600	(7)	5.4%

Western General Insurance Ltd. (“Western General”) Swan Building, 2nd Floor 26 Victoria Street Hamilton HM 11 Bermuda	4,428,894	(8)	7.4%

Robert J. Cooney	1,540,560	(9)	2.5%
John P. Doucette	207,294	(10)	*
Angelo Guagliano	127,500	(11)	*
Keith S. Hynes	592,652	(12)	1.0%
Peter A. Minton	328,985	(13)	*
Zack H. Bacon III	200,000	(14)	*
John R. Barber	0		0%
W. Marston Becker	15,667	(15)	*
George Lawton Estes III	0		0%
William H. Heyman	22,533	(16)	*
Willis T. King, Jr.	57,333	(17)	*
William Kronenberg III	194,333		*
Steven M. Skala	43,999	(18)	*
Mario P. Torsiello	57,333	(19)	*
James L. Zech	42,333	(20)	*

All directors, nominees and named executive
officers, as a group (15 persons)	3,430,522	(21)	5.6%

*      Less than 1%

1.	Unless otherwise stated, the address for each beneficial owner is c/o Max Re Capital Ltd., Max Re House, 2 Front Street, Hamilton HM 11, Bermuda.

2.

Computed on the basis of 59,425,278 shares outstanding as of June 30, 2006, plus the number of options exercisable within 60 days thereafter. Our bye-laws reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in our bye-laws, 9.5% or more of the common shares to less than 9.5% of the total voting power of our capital stock unless otherwise waived at the discretion of the board of directors. As a result of the application of our bye-laws, the combined voting power of each of Cap Z and Moore Holdings, together with its affiliates, Moore Global Investments, Ltd. and Remington Investment Strategies, L.P., which we refer to collectively as the Moore Group, respectively, is now limited to less than 9.5%, which results in the increase of the voting power of other shareholders. Pursuant to our bye-laws, the voting power of other shareholders, in aggregate, is increased by the same number of votes held by the Moore Group and Cap Z that are subject to the voting limitation. Such increase applies to each of the other shareholders in proportion to its voting power as determined on any applicable record date, provided that such increase will be limited to the extent necessary to avoid causing any shareholder to have 9.5% or more voting power. Our bye-laws also limit to less than 9.5% the percentage of our common shares that may be owned by any person, unless otherwise waived by the board of directors. The board of directors has waived this ownership limitation with respect to Cap Z and the Moore Group.

3.

Includes warrants to acquire 2,205,725 common shares. Capital Z Investment Management, L.P., a Bermuda limited partnership, is the general partner of Cap Z and exercises voting and investment power with respect to Cap Z’s portfolio assets. As the general partner of Capital Z Investment Management, L.P., Capital Z Investment Management, Ltd., a Bermuda limited liability company, exercises voting and investment power with respect to Cap Z’s portfolio assets at the direction of the investment committee of Capital Z Investment Management, Ltd. Mr. Cheng is a member of the investment committee of Capital Z Investment Management, L.P. Mr. Cheng, a former director of our company who resigned in June 2006 and an officer and director of the ultimate general partner of Cap Z and the management company of Cap Z, has a beneficial interest in 4,256 common shares owned by Cap Z through his investment in Capital Z Management, L.P. Does not include 2,000 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions.

4.	FRM’s beneficial ownership of common shares is based solely on a Form 13G filed by FRM on February 14, 2006. FRM’s percentage ownership based on common shares outstanding at June 30, 2006 was 4.988%.

5.

Includes warrants to acquire 4,411,452 common shares beneficially owned by Moore Holdings. Does not include 1,666,667 common shares beneficially owned by Moore Global Investments, Ltd., which we refer to as MGI, or 666,667 common shares beneficially owned by Remington Investment Strategies, L.P., which we refer to as Remington. Does not include 235,333 common shares owned by family members of Mr. Louis Bacon including 200,000 common shares owned by Mr. Zack Bacon, his brother. Mr. Louis Bacon, as the controlling member of Moore Holdings, may be deemed to beneficially own the common shares and warrants to acquire common shares beneficially owned by Moore Holdings.

6.

Consists of 1,666,667 common shares held of record or beneficially by MGI and 666,667 common shares held of record or beneficially by Remington. Moore Capital exercises voting and investment power with respect to portfolio assets held for the account of MGI. Moore Capital Advisors, L.L.C. is the sole general partner of Remington. Mr. Louis Bacon is the majority shareholder of Moore Capital and is the majority equity holder of Moore Capital Advisors, L.L.C. As a result, Mr. Bacon may be deemed to be the beneficial owner of the aggregate shares held of record or beneficially by MGI and Remington. Does not include 6,666,667 common shares or warrants to acquire 4,411,452 common shares beneficially owned by Moore Holdings as described in footnote 5.

7.

Price Associates’ beneficial ownership of our common shares is based solely on a Form 13G filed by Price Associates on February 14, 2006. Price Associates’ common shares are owned by various individual and institutional investors through T. Rowe Price Mutual Funds, for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the common shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of these common shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such common shares.

8.	Includes 3,756,270 common shares owned by Western General and warrants that are currently exercisable to acquire 672,624 common shares.

9.

Includes (i) warrants that are currently exercisable to acquire 882,281 common shares; (ii) 200,279 common shares owned by Yenooc Ltd. as to which Mr. Cooney, as sole director, claims beneficial ownership; and (iii) 250,000 common shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 295,000 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions.

10.

Includes (i) warrants that are currently exercisable to acquire 75,000 common shares; and (ii) 60,000 common shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 60,800 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions.

11.

Includes 75,980 common shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include (i) 20,000 common shares issuable upon the exercise of options issued under the Incentive Plan that are not currently exercisable; or (ii) 70,800 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions.

12.

Includes (i) warrants that are currently exercisable to acquire 186,652 common shares; and (ii) 116,819 common shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 65,000 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions.

13.

Includes (i) warrants that are currently exercisable to acquire 116,652 common shares; and (ii) 110,000 common shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 153,950 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions.

14.

200,000 common shares beneficially owned by Mr. Zack Bacon have been pledged to HSBC Bank USA pursuant to that certain Pledge and Hypothecation Agreement dated March 12, 2002. Mr. Bacon disclaims any beneficial interest in the common shares beneficially owned by Mr. Louis Bacon, Moore Holdings and entities affiliated with Moore Capital. Does not include 2,000 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions.

15.

Includes 7,000 common shares owned by Mr. Becker and 2,000 common shares owned by the Becker Family Limited Partnership, of which Mr. Becker is a controlling partner. Includes 6,667 common shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include (i) 3,333 common shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable and (ii) 2,000 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions.

16.

Includes 13,333 common shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include (i) 667 common shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable and (ii) 2,000 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions. Does not include 1,058,833 common shares beneficially owned by a subsidiary of The St. Paul Travelers Companies, as to which Mr. Heyman, as an affiliate thereof, disclaims any beneficial interest.

17.

Includes 17,333 common shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include (i) 667 common shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable and (ii) 2,000 restricted common shares issued under the Incentive Plan that remain subject to vesting restrictions.

18.

Includes 26,666 common shares beneficially owned by Stockmoor Pty. Ltd., as to which Mr. Skala has a beneficial interest as the sole director thereof and as a beneficiary of a trust, the trustee of which is a shareholder in the ultimate holding company of Stockmoor Pty. Ltd. Includes 17,333 common shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include (i) 667 common shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable and (ii) 2,000 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions.

19.

Includes 17,333 common shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include (i) 667 common shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable and (ii) 2,000 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions.

20.

Includes 17,333 common shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include (i) 667 common shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable and (ii) 2,000 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions. Also does not include (A) 1,010,000 common shares owned by High Ridge Capital Partners II, L.P., to which Mr. Zech, as a partner thereof, disclaims any beneficial interest and (B) 624,550 common shares owned by funds managed by Northaven Management, Inc.

21.

Includes (i) warrants that are currently exercisable to acquire 1,260,585 common shares and (ii) options to acquire 702,131 common shares that are currently exercisable. Does not include (A) options to acquire 26,668 common shares that are not currently exercisable and (B) 661,550 restricted common shares issued under the Incentive Plan that remain subject to vesting provisions.

Certain Relationships and Related Transactions

Described below are transactions we have entered into with parties that are related to us. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.

Transactions and Relationships with Directors and their Affiliates

Alstra, an affiliate of Mr. Bacon, has served as fund of funds advisor for Max Re Diversified since April 1, 2004. Prior to October 1, 2005, Alstra was a subsidiary of Moore Capital, an affiliate of one of our significant shareholders. As of October 1, 2005, the senior management team of Alstra became the majority shareholders of Alstra. Mr. Bacon is a member of the Finance and Investment Committee of our board of directors, which is responsible for, among other things, making recommendations to the board of directors regarding the selection of investment managers and custodians for our investable assets. Mr. Bacon may have interests that are different from, or in addition to, our interests.

For the year ended December 31, 2005, Alstra received $7.9 million in fees as the fund of funds advisor for Max Re Diversified. Max Re Diversified pays Alstra a fee of 70 basis points plus 7.5% of the return in excess of a 10% threshold on the net asset value of funds in which Max Re Diversified is invested. Max Re Diversified had approximately $36.2 million invested in funds managed directly by Moore Capital or its affiliates and approximately $1,157.3 million invested in other funds as of December 31, 2005. Moore Capital received aggregate management and incentive fees of $3.9 million in respect of Max Re Diversified’s assets invested in underlying funds managed by Moore Capital or its affiliates for the year ended December 31, 2005.

Mr. Laurence W. Cheng, a former director of our company who resigned in June 2006, is an officer and director of the ultimate general partner of Cap Z, one of our principal shareholders.

Since May 2005, Mr. Heyman, a director of our company, has been Vice Chairman and Chief Investment Officer of The

St. Paul Travelers Companies; and from May 2002 he was Executive Vice President and Chief Investment Officer. From 1999 to 2005, Mr. Estes, a nominee for election as a director of our company, was an executive officer of The St. Paul Travelers Companies, President of Discover Re Managers Inc. and Chairman, President and Chief Executive Officer of Discover Reinsurance Company (a subsidiary of Discover Re Managers Inc. and The St. Paul Travelers Companies), and from 1989 to 2005 was Chairman and Chief Executive Officer of Discover Re Managers Inc. A subsidiary of The St. Paul Travelers Companies is one of our shareholders and a portion of our directors and officers’ liability insurance has been underwritten by The St. Paul Travelers Companies since our company’s inception. We paid premiums of approximately $0.4 million for such insurance in 2005. In addition, pursuant to a reinsurance transaction executed in the ordinary course of business with Discover Reinsurance Company, Max Re recorded approximately $5.6 million in premium written in 2005.

Mr. Zech, a director of our company, currently serves as a principal of High Ridge, an affiliate of High Ridge Capital Partners II, L.P., one of our shareholders, and is an employee of Northaven Management Inc. and a member of Northaven Associates, LLC, the manager and general partner, respectively, of four of our shareholders.

Mr. John R. Barber, a director of our company, serves as Managing Partner of Citigroup Private Equity, a division of Citigroup Investments Inc., an affiliate of Citibank, N.A. Citibank, N.A. participates in our syndicated $450 million credit facility. Citibank, N.A. has committed $75 million to the facility. Citibank, N.A. also acted as an underwriter for Max Re Capital’s public offering of common shares in October and November 2005 for which it received $4.4 million in fees.

Transactions with Bayerische Hypo- und Vereinsbank AG and Grand Central Re

Mr. Cooney, a director of our company, is a member of the board of directors of Grand Central Re. For services under Max Re Managers’ insurance management agreement with Grand Central Re, Max Re Managers received fees of $4.6 million in the year ended December 31, 2005. Max Re Managers expects to receive fees between $0.4 million and $1.3 million for such services in 2006.

Max Re entered into a quota share retrocession agreement with Grand Central Re, effective as of January 1, 2002, that requires each of Max Re and Grand Central Re to retrocede a portion of their respective gross premiums written from certain transactions to the other party in order to participate on a co-insurance basis. Max Re also entered into an aggregate stop loss contract with Grand Central Re, effective January 1, 2003, whereby Grand Central Re provides aggregate reinsurance protection to Max Re on one of its underlying reinsurance contracts. Effective January 1, 2004, the quota share arrangement with Grand Central was amended to suspend new business. In December 2004, Grand Central Re applied to the Bermuda Monetary Authority to change its status from a Class 4 composite insurer to a Class 3 composite insurer and currently has no plans to continue business.

In November 2002, our joint venture partner in Grand Central Re, Bayerische Hypo-und Vereinsbank AG, entered into a $100 million letter of credit facility with us. Effective January 2004, the capacity under this letter of credit facility was reduced to $50 million.

Loans to Management

During 1999 and 2000, Messrs. Cooney, Doucette, Hynes and Minton purchased an aggregate of 443,333 common shares from Max Re Capital. Max Re Capital made loans during 1999 and 2000 to Messrs. Cooney, Doucette, Hynes, and Minton in the amounts of $4.5 million, $300,000, $1.4 million, and $450,000, respectively, to partially finance such purchases. Such loans bore interest at the Applicable Federal Rate, which is published by the U.S. Internal Revenue Service. As of March 31, 2005, these loans and applicable interest were repaid to Max Re Capital.

Shareholders’ Agreement and Registration Rights

Each of our private placement shareholders is a party to a shareholders’ agreement dated as of December 22, 1999. Under the shareholders’ agreement, among other things, each of Moore Holdings and Cap Z is entitled to require us to register our common shares under the Securities Act of 1933. These investors will be permitted to demand up to three registrations on Form S-1, or similar long-form registrations, and an unlimited number of demand registrations under Forms S-2 or S-3, or similar short-form registrations, provided that we will not be required to effect more than two demand registrations in any 12-month period. In addition, each long-form registration must have an aggregate offering price of at least $50 million, which amount includes the aggregate offering price of common shares included in such registration by any other shareholders. Certain private placement shareholders also have unlimited piggyback rights to include their shares in registration statements covering shares to be offered by Max Re Capital or other shareholders, subject to cutbacks as further described in the shareholders’ agreement. The exercise of demand and piggyback rights are subject to such other limitations and conditions as are customary in registration rights agreements.

Ownership and Voting Limitations

Pursuant to Max Re Capital’s bye-laws, less than 9.5% of the common shares may be owned by any person, which we refer to as the Ownership Limitation, or voted by any U.S. shareholder, which we refer to as the Voting Limitation, unless otherwise waived by our board of directors.

The board of directors has waived the Ownership Limitation with respect to two of its principal shareholders, Cap Z and the Moore Group. Pursuant to the Voting Limitation, however, the voting power of each of Cap Z and the Moore Group is limited to less than 9.5%.

Compensation Committee Report on Executive Compensation

The Compensation Committee recommends our compensation policies and procedures to the board of directors, reviews performance of our officers, approves base salary levels and benefits and administers our Incentive Plan and other incentive compensation plans. Our compensation policies are intended to attract, retain and motivate the key people necessary to lead us to achieve our strategic objective of increased shareholder value over the long term, reflecting our belief that executive compensation should seek to align the interests of its executives with those of its shareholders.

Overview of Compensation Program

Our compensation program combines three components: base salary, annual cash bonuses and long-term compensation in the form of a share ownership program. Base salaries are governed by employment arrangements negotiated between our company and the members of management. Base salary levels, and adjustments thereto, are based on individual responsibilities and performance expectations, market salary rates and cost of living factors. Annual bonus compensation is also governed by employment arrangements with management, which provide for a minimum and maximum annual bonus, expressed as a percentage of base salary, upon attaining annual performance goals. To further align the interests of management with the interests of shareholders, the compensation program provides management with share ownership compensation through our Incentive Plan. The level of annual bonuses and long-term compensation awards is principally determined on the basis of overall company performance, and personal and departmental performance may also be considered if appropriate. The principal factors considered in evaluating company performance include return on equity, underwriting profitability, expense management and achievement of strategic initiatives. We also provide to our officers benefits and perquisites typical of our peer companies (as defined below) in the Bermuda market, such as a housing allowance, a travel allowance, a car allowance, club dues, financial planning and tax preparation costs.

Max Re Capital, through Max Re, also maintains three defined contribution plans for its employees and the employees of its subsidiaries: the Max Re Bermuda Pension Plan for Bermudian employees and employees whose spouses are Bermudian; the Max Re Deferred Compensation Plan for non-Bermudian employees, including, as of January 2005, a 401(k) plan for U.S. citizens; and the Max Re Europe Pension Plan for employees of the operating subsidiaries in Ireland. We match amounts contributed by an employee into the applicable deferred compensation plan, up to the employee’s contribution of 5% of salary, at a ratio of two to one, subject to certain vesting requirements based on length of employment.

Evaluation by Compensation Committee

The competitiveness of our compensation package for management is evaluated against other Bermuda and U.S. companies that compete with us, which we refer to as our peer companies, with adjustments where appropriate to reflect our offshore location. Base salary generally is set to be competitive in light of relevant market conditions and to recognize competency, proficiency and level of responsibility.

In June 2004, the Compensation Committee retained an independent consulting firm to evaluate the competitiveness of our executive compensation policies and programs in order that we may continue to attract and retain highly skilled management. As a result of the firm’s recommendations and the Compensation Committee’s analysis, the evaluation of overall company performance will continue to compare return on equity, underwriting profitability, revenue growth and expense management to the projections for the year in question, but will now also place a greater emphasis on our performance in those areas as compared to our peer companies’ respective performances.

Compensation of Chief Executive Officer

Mr. Cooney’s base salary for 2005 was governed by an employment agreement between him and Max Re Capital. Mr. Cooney’s bonus and share ownership awards for 2005 were determined based upon the same measures used for all management members, including, but not limited to, our performance relative to projected performance and our peer companies’ performance on measures of return on equity, underwriting results, expense management and strategic initiatives. The most heavily weighted factor in the determination of Mr. Cooney’s bonus and share ownership awards was the return on equity of Max Re Capital.

Mr. Cooney’s employment agreement was renewed in August 2004. In the renewal process, the Compensation Committee considered the terms of Mr. Cooney’s expiring contract, the consulting firm’s recommendations and the principal factors set forth above that are taken into account in determining compensation for all members of management. The Compensation Committee’s analysis of Mr. Cooney’s compensation placed particular emphasis on the competitive analysis of compensation and performance by Peer Companies and the alignment of Mr. Cooney’s interests with those of our shareholders.

Pursuant to the terms of the renewed employment agreement, Mr. Cooney is entitled to receive an initial annual base salary of $675,000 (subject to increase at the discretion of the Compensation Committee) and an annual performance-based target bonus of 100% of his base salary. This bonus may in actuality range from 0% to 250% of his base salary, depending on the performance-based criteria described above. Mr. Cooney is also entitled to the following employee benefits and perquisites: a housing allowance currently totaling $120,000 annually as well as a travel allowance, club dues, financial planning and tax preparation costs which totaled $40,000 in 2005. Pursuant to the terms of Mr. Cooney’s renewed employment agreement, Mr. Cooney also received a grant of 100,000 restricted common shares in 2004, which will vest over three years provided that annual performance thresholds related to the measures described above are met during the ensuing three years. As of June 30, 2006, no such restricted common shares have vested.

Value of Total Compensation

Our Compensation Committee reviews and discusses at least annually our peer companies used for benchmarking purposes to ensure comparability. In determining competitive total compensation, the Compensation Committee was advised by an independent consulting firm, which used information from peer companies in addition to widely recognized executive compensation surveys and proxy statement information of our peer companies. The actual amounts paid for 2005 were determined by the financial performance of our company and the individual’s performance. The types and relative importance of specific financial and other business objectives varies among our employees depending upon their positions and the particular operation or functions for which they were responsible.

The Compensation Committee believes that our current compensation program of base salary, benefits and perquisites, annual cash bonus and long-term compensation is appropriate, aligns the interests of management with the interests of shareholders and will increase long-term shareholder value. In addition, the Compensation Committee believes, based on its analysis and review of company performance and peer company comparison, that the total compensation paid in 2005 to management was reasonable and consistent with our compensation policies.

The Compensation Committee
(for fiscal year 2005)

Laurence W. Cheng (Chairman)
Willis T. King, Jr.
Steven M. Skala
Mario P. Torsiello

Compensation of Named Executives

The following Summary Compensation Table sets forth information concerning the compensation paid during the years ended December 31, 2005, 2004 and 2003 to each of Max Re Capital’s Chief Executive Officer and the other four most highly compensated Section 16(a) filers, whom we refer to collectively as Named Executive Officers, for the fiscal year 2005.

Summary Compensation Table

	Annual Compensation				Long Term Compensation

	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Share Awards (3)	Securities Underlying Options (3)	All Other Compensation (4)

Robert J. Cooney	2005	$675,000	$325,000	$160,000	$1,593,900	-	$67,500
Chairman, President	2004	$631,250	$1,350,000	$215,639	$2,834,560	-	$63,125
and Chief Executive Officer	2003	$600,000	$1,200,000	$167,245	$2,016,540	-	$60,000

John P. Doucette	2005	$375,000	$210,000	$193,755	$417,450	-	$37,500
Executive Vice President	2004	$335,000	$400,000	$160,424	$375,756	-	$33,500
and President, Reinsurance	2003	$325,000	$500,000	$144,310	$648,270	-	$32,500

Angelo Guagliano	2005	$350,000	$300,000	$163,866	$493,350	-	$35,000
Executive Vice President	2004	$330,000	$375,000	$163,820	$495,216	-	$33,000
and President, Insurance	2003	$315,208	$450,000	$589,875	$540,225	-	$31,521

Keith S. Hynes	2005	$415,000	$300,000	$159,258	$506,000		$41,500
Executive Vice President	2004	$415,000	$550,000	$199,209	$325,800	-	$41,500
Chief Financial Officer	2003	$400,000	$500,000	$147,353	$720,300	-	$40,000

Peter A. Minton	2005	$450,000	$425,000	$196,835	$676,775	-	$45,000
Executive Vice President	2004	$425,000	$600,000	$161,835	$1,591,040	-	$42,500
and Chief Risk Officer	2003	$400,000	$750,000	$133,835	$1,080,450	-	$40,000

1.	Bonus amounts for 2005 were paid in February 2006. Bonus amounts for 2004 were paid in February 2005. Bonus amounts for 2003 were paid in February 2004.

2.

The 2005 amounts consist of housing allowances of $120,000 for each of Messrs. Cooney, Doucette, Guagliano, Hynes and Minton and a travel allowance, automobile expenses, club dues, financial planning and tax preparation costs totaling $40,000, $73,755, $43,866, $39,258 and $76,835, respectively. The 2004 amounts consist of housing allowances of $120,000 for each of Messrs. Cooney, Doucette, Guagliano, Hynes and Minton and a travel allowance, automobile expenses, club dues, financial planning and tax preparation costs totaling $95,639, $40,424, $43,820, $79,209 and $41,835, respectively. The 2003 amounts consist of housing allowances for Messrs. Cooney, Doucette, Guagliano, Hynes and Minton of $120,000, $120,000, $116,000, $108,000 and $120,000, respectively, and a travel allowance, automobile expenses, club dues, financial planning and tax preparation costs totaling $47,245, $24,310, $23,875, $39,353 and $13,835, respectively. The 2003 amount also includes a hiring bonus of $450,000 for Mr. Guagliano. The amounts shown do not include expenses, which were not in excess of $10,000 per officer per year, for accompanying family members for one trip to a meeting of the board of directors per year.

3.

The presentation of awards has been modified from prior years to report the awards in the year in which they were earned rather than the year of grant. The presentation of prior year awards has been revised to reflect this change in presentation. Messrs. Cooney, Doucette, Guagliano, Hynes and Minton held 277,000, 68,300, 57,300, 66,000 and 155,200 of our restricted common shares (par value $1.00), respectively, with an aggregate value of $7,193,690, $1,773,751, $1,488,081, $1,714,020 and $4,030,544, respectively, based on a price per common share of $25.97 on December 31, 2005. None of these shares are vested.

The restricted common shares awards for 2005 represent grants of 63,000, 16,500, 19,500, 20,000 and 26,750 to Messrs. Cooney, Doucette, Guagliano, Hynes and Minton, respectively, and were granted on February 16, 2006. The awards had a value at grant of $25.30 per share. The awards are subject to three year cliff vesting and, accordingly, vest in their entirety on February 16, 2009, subject to certain conditions and restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability.

The restricted common shares awards for 2004 represent grants of 148,000, 17,300, 22,800, 15,000 and 82,000 to Messrs Cooney, Doucette, Guagliano, Hynes and Minton, respectively, and were granted on February 7, 2005, with the exception of grants for Messrs. Cooney and Minton. Mr. Cooney received 48,000 restricted common shares on February 7, 2005 and 100,000 restricted common shares on August 1, 2004. Mr. Minton received 32,000 restricted common shares on February 7, 2005 and 50,000 restricted common shares on August 1, 2004. The awards had a value at grant of $21.72 per share on February 7, 2005 and $17.92 per share on August 1, 2004. The February 7, 2005 grants are subject to three year cliff vesting and, accordingly, vest in their entirety on February 7, 2008, and the shares awarded to Messrs. Cooney and Minton on August 1, 2004 are subject to the performance measures described in Mr. Cooney’s Employment Agreement filed with the SEC in August 2004.

The restricted common shares awards for 2003 represent grants of 84,000, 27,000, 22,500, 30,000 and 45,000 to Messrs. Cooney, Doucette, Guagliano, Hynes and Minton, respectively, and were granted on January 30, 2004. The awards had a value at the date of grant of $24.01 per share. The awards are subject to three year cliff vesting and, accordingly, vest in their entirety on January 30, 2007, subject to certain conditions and restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability.

Under the Max Re Capital 2000 Stock Incentive Plan, as amended and which we refer to as the Incentive Plan, Messrs. Cooney, Doucette, Guagliano, Hynes and Minton are eligible to receive dividends on their restricted common shares if Max Re Capital declares dividends on its common shares generally.

4.	Represents a defined contribution by Max Re, pursuant to the terms of the Max Re 401k and Deferred Compensation Plans.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 about our common shares that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of the board of directors under all of our existing equity compensation plans, including the Incentive Plan, each as amended.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)		(b)	(c)

Equity compensation plans approved by security holders	3,915,279	(1)	$15.45	3,763,615	(2)

Equity compensation plans not approved by security holders	—		—	—

Total	3,915,279	(1)	$15.45	3,763,615	(2)

(1) Includes 2,066,869 common shares issuable upon the exercise of options that were outstanding under the Incentive Plan as of December 31, 2005. The Incentive Plan was approved by the shareholders of Max Re Capital at the Annual General Meeting of Shareholders in 2000 and an amendment to the Incentive Plan was approved by shareholders at the Annual General Meeting of Shareholders in 2002 and in 2005. Also includes 1,848,410 common shares issuable upon the exercise of warrants granted in 1999, 2000 and 2001 to the Named Executive Officers and certain other employees pursuant to their respective employment agreements. The terms in the employment agreements providing for the granting of these warrants were approved by written shareholder resolution in December 1999.

(2) Represents the difference between the number of securities issuable under the Incentive Plan (8,000,000) and the number of securities issued under the Incentive Plan as of December 31, 2005 (4,236,385), which consist of options to acquire 2,066,869 common shares (net of exercises of 223,733 and forfeitures of 19,000) as well as 1,926,783 restricted common shares.

Warrant and Option Grants in Last Fiscal Year

There were no warrants granted to the Named Executive Officers during fiscal year 2005. In connection with the exercise of vested options, Mr. Hynes received a reload option to acquire common shares as set forth in the table below. There were no other options granted to the Named Executive Officers during fiscal year 2005.

Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term		Alternative to (f) and (g): Grant Date Value

	Number of Securities Underlying Option Granted (#) (b)		Percent of Total Options Granted to Employees in Fiscal Year (c)

Name (a)				Exercise of Base Price ($/Sh) (d)	Expiration Date (e)	5% ($) (f)	10% ($) (g)	Grant Date Present Value ($) (h)

Keith S. Hynes	4,819	(1)	7.5%	$26.56	January 1, 2011	$35,362	$78,141

(1) Represents grant of nonqualified stock options that are fully vested, and, except for the exercise price, are subject to the terms and conditions set forth in the original grant dated January 1, 2001.

Aggregated Warrant and Option Exercises in Last Fiscal Year

The following table sets forth information regarding the exercise of warrants and options by each of the Named Executive Officers during 2005. The table also shows the number and value of unexercised warrants and options held by each of the Named Executive Officers as of December 31, 2005. The value of unexercised options is based on a fair market value of $25.97 per share as of December 31, 2005.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable (1)	Value of Unexercised In-the-money Options At Fiscal Year End Exercisable/Unexercisable

Robert J. Cooney	-	-	1,100,281/32,000	$11,609,522/$329,920
John P. Doucette	-	-	130,000/5,000	$1,362,900/$51,550
Angelo Guagliano	-	-	60,000/40,000	$868,200/$578,800
Keith S. Hynes	3,181	$84,487	293,471/10,000	$3,023,366/$103,100
Peter A. Minton	-	-	216,652/10,000	$2,235,526/$103,100

1.

Represents warrants to purchase 882,281, 75,000, 186,652 and 116,652 common shares held by Messrs. Cooney, Doucette, Hynes and Minton, respectively, and options to purchase 250,000, 60,000, 100,000, 116,819 and 110,000 common shares granted under the Incentive Plan, held by Messrs. Cooney, Doucette, Guagliano, Hynes and Minton, respectively.

Other Compensation – Deferred Compensation Plans

We maintain three defined contribution plans for our employees: the Max Re Bermuda Pension Plan for Bermudian employees and employees whose spouses are Bermudian; the Max Re Deferred Compensation Plan for non-Bermudian employees, including, as of January 2005, a 401(k) plan for U.S. citizens; and the Max Re Europe Pension Plan for employees of the operating subsidiaries in Ireland. The Max Re Bermuda Pension Plan, which became effective on January 1, 2000, is a defined contribution plan established to comply with the National Pension Scheme (Occupational Pensions) Act 1998. The Max Re Deferred Compensation Plan, which became effective on July 1, 1999, and the Max Re Europe Pension Plan, which became effective on May 1, 2000, are also defined contribution plans. We made the following contributions to the respective plans in 2005, 2004 and 2003:

	Company Contributions

Plan	2005	2004	2003

Max Re Bermuda Pension Plan	$230,000	$158,000	$ 87,000
Max Re Deferred Compensation Plan	$313,000	$836,000	$734,000
401(k) Plan	$532,000	—	—
Max Re Europe Pension Plan	$447,000	$171,000	$ 97,000

Performance Graph

Set forth below is a line graph comparing the yearly dollar change in the cumulative total shareholder return on our common shares from August 13, 2001 (the date on which our common shares were first listed on the Nasdaq National Market (US)) through December 31, 2005 against the Total Return Index for the S&P 500 Index and the Nasdaq Insurance Index for the same period. The performance graph assumes $100 invested on August 13, 2001 in the stock of Max Re Capital, the S&P 500 Index and the Nasdaq Insurance Index. It also assumes that all dividends are reinvested.

The performance reflected in the graph above is not necessarily indicative of future performance.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Robert J. Cooney

We previously entered into an employment agreement with Robert J. Cooney with an initial term expiring on August 1, 2004. Effective August 1, 2004, we entered into an amended and restated employment agreement under which Mr. Cooney agreed to continue to serve as Chief Executive Officer and President and Chairman of the board of directors for an initial term of five (5) years, and for one year terms thereafter, subject to 90 days advance written notice by either party of a decision not to renew the employment agreement. Pursuant to the terms of the employment agreement, Mr. Cooney is entitled to receive an initial annual base salary of $675,000 (subject to increase at our discretion) and an annual performance-based target bonus of 100% of his base salary. This bonus may in actuality range from 0% to 250% of his base salary, depending on the achievement of annual performance criteria. Mr. Cooney is also entitled to certain employee benefits and perquisites, including a housing allowance currently totaling $120,000 annually, as well as a travel allowance, club dues, financial planning and tax preparation costs that collectively totaled $40,000 in 2005.

Pursuant to the terms of Mr. Cooney’s employment agreement, Mr. Cooney received a grant of 100,000 restricted common shares on July 31, 2004, which vest over three years provided that annual performance thresholds are met during each of the ensuing three years. In the event Mr. Cooney’s employment is terminated by us without Cause, by Mr. Cooney for Good Reason, on or following a Change in Control or in the event of Mr. Cooney’s retirement at the end of the initial term (each as defined in the employment agreement), all of the unvested restricted shares granted under the employment agreement, as well as any future equity awards granted to Mr. Cooney, shall become immediately vested in full upon such termination. In the event Mr. Cooney dies or his employment is terminated by us for Disability (as defined in the employment agreement) at any time during the term, all unvested restricted shares granted under the employment agreement shall become immediately vested upon such termination.

In the event Mr. Cooney’s employment is terminated by us without Cause, by Mr. Cooney for Good Reason or if we elect not to extend the term of the employment agreement, Mr. Cooney will be entitled to a cash severance payment equal to a pro-rata amount, calculated on a daily basis, between $675,000 and $1,850,000 with $1,850,000 corresponding to a termination on August 1, 2004 and $675,000 corresponding to a termination on August 1, 2009. If the term of the employment agreement is renewed at the end of the initial term, and Mr. Cooney’s employment is terminated for the above reasons thereafter, the severance payment shall be $675,000 for any such termination following August 1, 2009. Notwithstanding the foregoing, if Mr. Cooney’s employment is terminated by us without Cause, by Mr. Cooney for Good Reason or if we elect not to renew the term following a Change in Control, in lieu of the severance payment, Mr. Cooney will be entitled to receive a lump-sum payment equal to three times his then current base salary and last paid bonus. In addition, in the event such payments are subject to golden parachute excise taxes under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended, Mr. Cooney will receive a tax gross-up payment for the full amount of such excise tax. Mr. Cooney’s employment agreement also contains provisions relating to confidentiality, non-solicitation and non-disparagement.

Other Members of Management

In December 1999, we entered into a four-year employment agreement with Keith S. Hynes. Mr. Hynes serves as Executive Vice President and Chief Financial Officer. In April 2000, we entered into a three-year employment agreement with Mr. Peter A. Minton, pursuant to which Mr. Minton initially served as Senior Vice President and Chief Risk Officer. Since February 2001, Mr. Minton has held the position of Executive Vice President and Chief Risk Officer. Each of the foregoing employment agreements automatically renews for successive one-year terms unless either party to the agreement provides written notice not to renew at least 90 days prior to the expiration of the term or renewal term. In addition, each of the employment agreements contains provisions relating to confidentiality, non-solicitation and non-disparagement.

These employment agreements provide for severance payments consisting of a continued payment of salary for 24 months following a termination of employment for Good Reason by the employee or without Cause by the Company; provided, however, that in the event of a termination for such reasons following a Change in Control, each executive will receive two times his base salary and his last bonus paid.

Max Re entered into letter agreements with each of Messrs. Doucette and Guagliano upon the commencement of their employment in January 2000 and November 2002, respectively. Although the letter agreements outline certain basic employment terms, including provisions for severance payments consisting of a continued payment of salary for 24 months and other perquisites detailed in the compensation table herein, their compensation packages are reviewed and subject to adjustment on an annual basis.

Each of Messrs. Doucette, Guagliano, Hynes, and Minton are paid annual salaries with annual performance-based target bonuses of 75% of their respective base salaries. Such bonuses may in actuality range from 0% to 200% depending on the achievement of performance targets established by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

In 2005, the Compensation Committee consisted of Messrs. Cheng, King, Skala and Torsiello, each of whom the board of directors determined was independent in accordance with Nasdaq National Market listing standards. No member of the Compensation Committee of 2005 is or was formerly an officer or employee of Max Re Capital or any of its subsidiaries. During 2005, no executive officer of Max Re Capital or any of its subsidiaries served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or board of directors.

Report of the Audit and Risk Management Committee

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, preparing the financial statements and the public reporting process. The Audit and Risk Management Committee’s primary purpose is to assist the board of directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process and the role and responsibilities of the independent auditors. The Audit and Risk Management Committee is composed of four directors, each of whom the board of directors has determined is independent under Nasdaq Global Select Market listing standards and applicable rules promulgated under the Exchange Act and operates under a written charter adopted and approved by the board of directors, and which is available on our website at www.maxre.bm.

The Audit and Risk Management Committee has reviewed and discussed the December 31, 2005 audited consolidated financial statements with management and with KPMG, Hamilton, Bermuda, our independent auditors. In addition, the Audit and Risk Management Committee has discussed with KPMG and management, and monitored quarterly compliance with, Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting.

The Audit and Risk Management Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61. This included (a) the auditor’s judgments about the quality, not just the acceptability, of the accounting principles as applied in Max Re Capital’s financial reporting, (b) the methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and disclosures in the financial statements.

The Audit and Risk Management Committee has discussed with KPMG the written disclosures and the letter required by Independence Standard’s Board Standard No. 1 regarding their independence, and has discussed with KPMG their independence. The Audit and Risk Management Committee has also discussed with KPMG the rotation of independent auditor partners, accelerated reporting requirements for insider trading, new compliance procedures and the certification of Forms 10-K and Form 10-Q as required by the Sarbanes-Oxley Act of 2002.

As previously disclosed, Max Re Capital filed an amendment on Form 10-K/A on June 7, 2006, which included a restatement of Max Re Capital’s consolidated financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001. Based upon the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit and Risk Management Committee by management and KPMG, the Audit and Risk Management Committee recommended to the board of directors that the December 31, 2005 restated audited consolidated financial statements of Max Re Capital be included in the Form 10-K/A.

The Audit and Risk Management Committee

William H. Heyman (Chairman)
W. Marston Becker
Mario P. Torsiello
James L. Zech

The foregoing Report of the Audit and Risk Management Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by Max Re Capital with the Securities and Exchange Commission under the Securities Act of 1933 or the Exchange Act, except to the extent that Max Re Capital specifically incorporates the Report by reference in any such document.

Principal Accountant Fees and Services

Audit Fees

The aggregate amount of fees billed by KPMG for professional services rendered for the audit of our financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q in 2005 and 2004 were $948,260 and $990,514, respectively. In 2005 and 2004, audit fees also included fees for professional services rendered in connection with the audit of management’s assessment of the effectiveness of internal control over financial reporting and to express an opinion on the effectiveness of our internal control over financial reporting based upon the audit. Such fees do not include amounts paid for reimbursement of expenses.

Audit-Related Fees

The aggregate fees billed by KPMG for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements (and are not included in the Audit Fees reported above) for the fiscal year ended on December 31, 2005 were $194,573 and for the fiscal year ended December 31, 2004 were $122,408. Audit-related fees included $19,573 (2004:$18,828) in connection with the review of regulatory returns and $175,000 in connection with Max Re Capital’s public offering of common shares in October and November 2005. In addition, audit-related fees included $103,580 in 2004 relating to technical accounting advice.

Tax Fees

The aggregate fees billed by KPMG for professional services rendered for tax compliance and tax advice for the fiscal years ended December 31, 2005 and December 31, 2004, were $111,544 and $50,777, respectively. These fees represent fees for professional services related to the preparation of returns and tax compliance.

All Other Fees

There were no fees billed by KPMG for services rendered to us for the fiscal years ended December 31, 2005 and December 31, 2004 other than for services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

General

The ARMC has considered whether the provision of non-audit services performed by the independent auditors is compatible with maintaining KPMG’s independence and has concluded that services to be performed by KPMG will be limited to audit and tax services.

Pre-Approval of Audit and Non-Audit Services

In 2003, the ARMC adopted a policy concerning the approval of audit and non-audit services to be provided to us by the independent auditor. The policy requires that all services KPMG, our independent auditor, may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by the ARMC, except that we may, without such pre-approval, spend an amount on non-audit services of not more than 10% of the total amount of fees paid by us to our auditor during the fiscal year in which the non-audit services are performed. The ARMC approved all audit and non-audit services and tax services provided by KPMG during 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

The U.S. federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than ten percent (10%) of Max Re Capital’s securities with the SEC. Specific due dates have been established and we are required to disclose any failure to file by these dates. Based solely on a review of copies of the filings furnished to us, we believe that during fiscal year 2005, our officers, directors and 10% shareholders satisfied all such filing requirements with the exception of one Form 4 filed 15 days late by Mr. Zech.

PROPOSAL TWO

THE COMPANY AUDITORS PROPOSAL

Upon recommendation of the ARMC, the board of directors proposes that the shareholders ratify the appointment of KPMG, Hamilton, Bermuda to serve as the independent auditors of Max Re Capital for the 2006 fiscal year until Max Re Capital’s annual general meeting of shareholders in 2007. KPMG, Hamilton, Bermuda served as the independent auditors of Max Re Capital for the 2005 fiscal year. A representative of KPMG, Hamilton, Bermuda will attend the Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AUDITORS PROPOSAL.

PROPOSAL THREE

AUTHORIZATION OF ELECTION OF DIRECTORS OF MAX RE

Pursuant to Max Re Capital’s bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of Max Re, Max Re Capital is required to submit a proposal relating to such matters to the shareholders of Max Re Capital and vote all the shares of Max Re owned by Max Re Capital in accordance with and proportional to such vote of Max Re Capital’s shareholders. Accordingly, the shareholders of Max Re Capital are being asked to consider this proposal.

The composition and class division of the board of directors of Max Re are the same as those of Max Re Capital. As provided in the bye-laws of Max Re, the term of the Class 3 directors shall expire at the annual general meeting of the shareholders of Max Re in 2006. The current Class 3 directors are Messrs. Zack H. Bacon III and James L. Zech, each of whom is a nominee for election as a Class 3 director at the Meeting, and Max Re’s Nominating and Corporate Governance Committee recommends the election of Messrs. George Lawton Estes III and William Kronenberg III to fill the Class 3 vacancies. If elected, the term of each nominee will expire at Max Re’s annual general meeting of shareholders in 2009. The board of directors of Max Re has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of Max Re if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the board of directors may propose. The board of directors unanimously recommends that you vote FOR the election of each of the nominees.

Set forth below is a list of each nominee for election as a director of Max Re and each person who is continuing as a director Max Re. Biographical information for each such person is set forth under Proposal One, Election of Directors of Max Re Capital.

NOMINEES FOR DIRECTOR OF MAX RE WHOSE TERMS, IF ELECTED, WILL EXPIRE IN 2009:
Zack H. Bacon III
George Lawton Estes III
William Kronenberg III
James L. Zech

DIRECTORS OF MAX RE WHOSE TERMS WILL EXPIRE IN 2007:
John R. Barber
W. Marston Becker
Robert J. Cooney
Mario P. Torsiello

DIRECTORS OF MAX RE WHOSE TERMS WILL EXPIRE IN 2008:
William H. Heyman
Willis T. King, Jr.
Peter A. Minton
Steven M. Skala

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” AUTHORIZATION OF THE ELECTION OF THE NOMINEES ABOVE.

PROPOSAL FOUR

MAX RE AUDITORS PROPOSAL

Pursuant to Max Re Capital’s bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of Max Re, Max Re Capital is required to submit a proposal relating to such matters to the shareholders of Max Re Capital and vote all the shares of Max Re owned by Max Re Capital in accordance with and proportional to such vote of Max Re Capital’s shareholders. Accordingly, the shareholders of Max Re Capital are being asked to consider this proposal.

The board of directors proposes that the shareholders authorize the ratification of the appointment of KPMG, Hamilton, Bermuda to serve as the independent auditors of Max Re for the 2006 fiscal year until Max Re’s annual general meeting of shareholders in 2007. KPMG, Hamilton, Bermuda served as the independent auditors of Max Re for the 2005 fiscal year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AUDITORS PROPOSAL.

ADDITIONAL INFORMATION

Other Action at the Meeting

A copy of our Annual Report to Shareholders for the year ended December 31, 2005, including financial statements for the year ended December 31, 2005 and the auditors’ report thereon, has been sent to all shareholders. The Annual Report and Max Re’s Statutory Financial Statements will be presented and discussed at the Meeting, and shareholders will be asked to receive such Annual Report, as well as the financial statements contained therein, and Max Re’s Statutory Financial Statements. Shareholders will also be asked to approve the minutes of the Annual Meeting of Shareholders in 2005.

As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for Annual Meeting of Shareholders in 2007

Shareholder proposals must be received in writing by the Secretary of Max Re Capital and must comply with the requirements of Bermuda corporate law and Max Re Capital’s bye-laws in order to be considered for inclusion in our Proxy Statement and form of Proxy relating to such meeting. We believe that shareholder proposals received by November 26, 2006 would be considered timely for inclusion in the 2007 Proxy Statement. Such proposals should be directed to the attention of the Secretary, Max Re Capital Ltd., P.O. Box HM 2565, Hamilton HM KX, Bermuda.

Shareholders who intend to nominate persons for election as directors at general meetings of Max Re Capital must comply with the advance notice procedures and other provisions set forth in the bye-laws of Max Re Capital in order for such nominations to be properly brought before the general meeting. The Nominating and Corporate Governance Committee considers nominees to the board recommended by shareholders. Any such recommendation must be sent to the Secretary of Max Re Capital not less than 120 days prior to the scheduled date of our annual general meeting of shareholders and must be accompanied by written notice signed by the person to be proposed of his or her willingness to be elected. Any such recommendation shall also include: (i) the names and addresses of the shareholders who intend to make the nomination and of the person or persons to be nominated, (ii) a representation that such shareholders are holders of record of shares entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the recommendation, (iii) the class and number of shares which are beneficially owned by such shareholders, (iv) a description of all arrangements or understandings between such shareholders and each nominee and any other person or persons nominations are to be made by such shareholders and (v) such other information regarding each nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act. The Nominating and Corporate Governance Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

If a shareholder proposal is introduced at the 2007 annual general meeting of shareholders without any discussion of the proposal in the 2007 Proxy Statement and the shareholder does not notify Max Re Capital, in accordance with Bermuda corporate law, of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by Max Re Capital for the 2007 annual general meeting of shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

Costs of Solicitation

The cost of this proxy solicitation will be borne by Max Re Capital. In addition to solicitation by mail, officers, directors and employees of Max Re Capital may solicit proxies by telephone, facsimile or in person, although no compensation will be paid for such solicitation. Max Re Capital may also request banks and brokers to solicit their customers who have a beneficial interest in our common shares registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

By Order of the Board of Directors

Robert J. Cooney

Chairman of the Board
Dated: August 1, 2006

Exhibit A
Charter of the Audit and Risk Management Committee

Purpose

The Audit and Risk Management Committee (the “Committee”) is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Committee shall consist of no fewer than three members. Each of the members of the Committee shall meet the independence and experience requirements of the National Association of Securities Dealers (NASD), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Committee shall be a financial expert as defined by the Commission. Committee members shall not simultaneously serve on the audit committee of more than one other public company.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee. Committee members may be replaced by the Board.

Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal audit executives and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

1.

Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

2.

Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

3.	Review and discuss quarterly reports from the independent auditors on:

	(a)	All critical accounting policies and practices to be used.

(b)

All alternative treatments of financial information within generally accepted accounting principle s that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

	(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

4.

Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

5.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

6.

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7.

Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8.

Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

9.	Review and evaluate the lead partner of the independent auditor team.

10.

Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal audit executives. The Committee shall present its conclusions with respect to the independent auditor to the Board.

11.

Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

12.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

13.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

14.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

15.	Review the appointment and replacement of the senior internal audit executive.

16.	Review the significant reports to management prepared by the internal audit executive and management’s responses.

17.	Discuss with the independent auditor and management the internal audit responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

18.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

19.

Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

20.

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.

Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

22.	Discuss with the Company’s Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE COMMON SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1A.	To elect Zack H. Bacon, III to the Board of Directors of Max Re Capital Ltd.	☐	☐	☐	2.	Auditors. To ratify the appointment of KPMG, Hamilton, Bermuda, as independent auditors of Max Re Capital Ltd. for 2006.	☐	☐	☐	3D.	To authorize the election of James L. Zech to the Board of Directors of Max Re Ltd.	☐	☐	☐
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1B.	To elect George Lawton Estes, III to the Board of Directors of Max Re Capital Ltd.	☐	☐	☐	3A.	To authorize the election of Zack H. Bacon, III to the Board of Directors of Max Re Ltd.	☐	☐	☐
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1C.	To elect William Kronenberg, III to the Board of Directors of Max Re Capital Ltd.	☐	☐	☐	3B.	To authorize the election of George Lawton Estes, III to the Board of Directors of Max Re Ltd.	☐	☐	☐	4.	Auditors. To authorize the ratification of the appointment of KPMG, Hamilton, Bermuda as independent auditors for Max Re Ltd. for 2006.	☐	☐	☐
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1D.	To elect James L. Zech to the Board of Directors of Max Re Capital Ltd.	☐	☐	☐	3C.	To authorize the election of William Kronenberg, III to the Board of Directors of Max Re Ltd.	☐	☐	☐

IN WITNESS WHEREOF, the undersigned has executed this Proxy on this _____ day of ______________ 2006.

Business Entity:
(Print name of corporation, partnership or other business entity)

By:
Name:
Title:
Individual:
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.	(Print name of individual)

In the case of joint tenancies, co-executors or co-trustees, all should sign. Persons signing as attorney, executor, administrator, trustee or guardian should indicate their full title.	(Signature)

  FOLD AND DETACH HERE  

Vote by Internet or Mail
24 Hours a Day, 7 Days a Week

Internet voting is available through 11:59 PM Eastern Time
the day prior to annual meeting day.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/mxre Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.maxre.bm

PROXY
MAX RE CAPITAL LTD.
ANNUAL GENERAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints N. James Tees and Sheila A. Gringley, each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the Common Shares of Max Re Capital Ltd. held in the name of the undersigned at the close of business on June 30, 2006, at the Annual General Meeting of Shareholders to be held on September 18, 2006, at 11:00 a.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth below.

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE 

You can now access your Max Re Capital Ltd. account online.

Access your Max Re Capital Ltd. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Max Re Capital Ltd., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

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